CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We consent to the use of our report dated January 17, 2003 on the financial statements and financial highlights of Midas Special Equities Fund, Inc. Such financial statements and financial highlights appear in the December 31, 2002 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information filed in Post-Effective Amendment No. 27 under the Securities Act of 1933 and Amendment No. 27 under the Investment Company Act of 1940 to the Registration Statement of Form N-1A of Midas Special Equities Fund, Inc. We also consent to the references to our Firm in the Registration Statement and Prospectus.





                                                            TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
May 1, 2003